UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      November 23, 2005

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington	000-23467	91-1513032
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 736-9378

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
     On November 23, 2005, the Board of Directors of Penwest Pharmaceuticals Co. (the “Company”) appointed Jennifer L. Good, the current Senior Vice President, Finance and Chief Financial Officer of the Company, as the President and Chief Operating Officer of the Company. Ms. Good will continue as the Company’s Chief Financial Officer. In connection with her appointment as the President and Chief Operating Officer, the Company increased Ms. Good’s annual base salary to $325,000 and granted to Ms. Good non-statutory stock options to purchase 50,000 shares of the Company’s common stock under the Company’s 2005 Stock Incentive Plan at an exercise price equal to $16.13 per share. Ms. Good’s stock options vest in 12 equal monthly installments and will be fully vested as of November 23, 2006, subject to acceleration upon the occurrence of a change in control of the Company. Ms. Good’s employment is terminable by either the Company or Ms. Good. Additional disclosure regarding Ms. Good’s appointment as President and Chief Operating Officer of the Company is set forth below in Item 5.02 of this Current Report on Form 8-K.
Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers
     (b)      On November 23, 2005, Robert J. Hennessey relinquished his position as Chief Executive Officer of the Company and returned to serving solely as a director of the Company.
     (c)      On November 23, 2005, Jennifer L. Good, currently the Senior Vice President, Finance and Chief Financial Officer of the Company, was appointed as the President and Chief Operating Officer of the Company. Ms. Good, 40, has been Chief Financial Officer of the Company since it was formed in 1997.
     In connection with Ms. Good’s appointment as the Company’s President and Chief Operating Officer, the Company increased Ms. Good’s base salary and granted her additional options to purchase the Company’s common stock as described in Item 1.01 above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: November 29, 2005	By:	/s/ Jennifer L. Good
Jennifer L. Good
President, Chief Operating Officer and Chief Financial Officer